UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	August 29, 2005

Hypercom Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-13521	86-0828608
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

2851 West Kathleen Road, Phoenix, Arizona		85053
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	602-504-5000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

The information provided in response to Item 5.02 is incorporated by reference herein.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On August 29, 2005, the Board of Directors of Hypercom Corporation (the "Company") appointed William Keiper, 54, a current member of the Company's Board of Directors and its current Chairman and Interim Chief Executive Officer and President, as Chief Executive Officer and President. In connection with such appointments, Mr. Keiper has resigned his position as the Company's Chairman but will remain a member of the Company's Board of Directors.

Mr. Keiper joined the Company's Board of Directors in April 2000, and served as its Lead Director from March 1, 2004 to March 30, 2005. From March 30, 2005 to August 28, 2005, he served as the Company's Chairman and Interim Chief Executive Officer and President. Mr. Keiper has also served as Chief Executive Officer of Arrange Technology LLC, a software development services outsourcing company based in Scottsdale, Arizona and President and Chief Operating Officer of MicroAge, Inc., an indirect sales-based IT products distribution and services company. He is also the former Chairman and Chief Executive Officer of Artisoft, Inc., a communications software company. Mr. Keiper also currently serves on the Boards of Directors of JDA Software Group, Inc., Zones, Inc., and Smith Micro Corporation.

Mr. Keiper's employment agreement (the "Employment Agreement") with the Company commenced on August 29, 2005 and will terminate on August 28, 2010. Pursuant to the terms of the Employment Agreement, Mr. Keiper will receive an annualized salary of $400,000. He will also be eligible for an annual bonus of up 150% of his annual base salary if the Company achieves the annual performance goals that are set by the Company's Board of Directors. Further, Mr. Keiper will receive: 50,000 shares of restricted common stock of the Company which will be vested immediately upon grant; 100,000 shares of restricted common stock of the Company, the vesting of which will be tied to the achievement of certain performance goals for fiscal years 2006 and 2007 which will be determined by the Company's Board of Directors; and, an option to purchase 100,000 shares of the Company's common stock of which 25% of the grant will vest immediately with the remaining 75% of the grant vesting over a period of 36 months from the effective date of the Employment Agreement. Mr. Keiper will be eligible to participate in the Company's benefit plans that are available to all of the Company's employees. In the event that Mr. Keiper is terminated without "cause" during the first twelve months of the Employment Agreement, he will receive an amount equal to two years of his base salary; after such period, he will receive an amount equal to one year of his base salary. The Employment Agreement also contains a change of control provision that states that if Mr. Keiper resigns for good reason following a change of control, he will receive a payment of two years of his base salary if the change of control occurs within 36 months of the effective date of the Employment Agreement, and a payment of one year of his base salary after such period.

In connection with Mr. Keiper's appointment as Chief Executive Officer and President and his resignation as Chairman, the Board of Directors appointed Daniel Diethelm to replace Mr. Keiper as Chairman. Mr. Diethelm has served as a director of the Company since January 2004. He previously served as a director of the Company from August 2001 to May 2003. Mr. Diethelm serves as President of 4Group, LLC, a private equity firm. He also serves as the Managing Partner of Sudan Funding, LLC, which acts as a manager, investor and consultant primarily in turnaround situations.

A copy of the press release announcing these events is attached to this Form 8-K as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(a) Not applicable.

(b) Not applicable.

(c) Exhibits.

10.1 Employment Agreement effective August 29, 2005, by and between William Keiper and Hypercom Corporation.

99.1 Press release dated August 30, 2005 announcing the appointment of William Keiper as Hypercom Chief Executive Officer and President and Daniel Diethelm as Chairman.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Hypercom Corporation

August 30, 2005	By:	Douglas J. Reich

Name: Douglas J. Reich
Title: Senior Vice President, General Counsel, Chief Compliance Officer and Secretary

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Exhibit Index

Exhibit No.	Description

10.1	Employment Agreement effective August 29, 2005, by and between William Keiper and Hypercom Corporation
99.1	Press release dated August 30, 2005 announcing the appointment of William Keiper as Hypercom Chief Executive Officer and President and Daniel Diethelm as Chairman